Contact:	Media Relations	Investor Relations
	Mary Claire Delaney	Suzanne Charnas
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For Immediate Release

Morgan Stanley Announces Exercise of Over-Allotment Option for Total Capital Raise of $8 Billion

NEW YORK, May 8, 2009 – Morgan Stanley (NYSE: MS) today announced it has exercised its over-allotment option to purchase an additional 21.9 million shares of its common stock at $24.00 per share. The option was granted in connection with the company's equity capital raising of 146 million shares of its common stock, which priced earlier today.  Morgan Stanley expects gross proceeds from the equity and debt offerings, including the exercise of the over-allotment option, to be approximately $8 billion.

“The significant demand for our equity and debt offerings is a testament to the power of the Morgan Stanley franchise,” said John Mack, CEO of Morgan Stanley.  “As we prepare to close the Smith Barney deal, these successful offerings will allow us to maintain some of the strongest capital levels in the industry.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these shares of common stock in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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